UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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Talking Points for Investor Discussions Regarding Shareholder Proposal for 2011 Proxy

Classified Board (Proposal No. 8)

Summary of Proposal. Advisory proposal that the Board of Directors take steps necessary to eliminate the classification of the Company’s Board.  The shareholder prefers that all directors stand for election on an annual basis.

The Board of Directors recommends voting AGAINST the proposal for the following reasons:

Good Governance is not one-size-fits-all.
●	Our Board believes it should not use a “check the box” approach to fulfilling its responsibilities to shareholders.
●	Rigid adherence to a checklist of specified governance practices doesn’t ensure that shareholder value will be maximized.
●	Governance practices should be considered in light of the nature and operation of a company’s business and performance.

McDonald’s business performance is impressive.
●	The proponent claims that lower firm valuations are associated with companies that have classified boards—a claim that does not exist at McDonald’s.
●	In the past five years (ending December 31, 2010), McDonald’s market capital has almost doubled, increasing by $40 billion to over $80 billion.
●	In the same five years, McDonald’s returned over $26 billion to shareholders through dividends and share repurchase.
●	McDonald’s is the best performing stock in the Dow 30 over the past five years ending March 31, 2011.
●	The Board firmly believes that McDonald’s success is primarily attributable to the alignment of the McDonald’s System behind the Company’s strategy, the Plan to Win.

The McDonald’s System is unique and requires alignment and stability for continued growth.
●
McDonald’s business relies on a complex system of franchisees, suppliers and the company (the “McDonald’s System”).  We sometimes refer to the McDonald’s System as the “three-legged stool,” where all legs of the stool need to be aligned and in balance in order to provide a stable platform for growth.

●
The Plan to Win (established in 2003) created a framework for future growth by promoting a strategy that includes improving operations and the customer experience in existing McDonald’s restaurants; being “better, not just bigger.”   McDonald’s success since 2003 has been due to the fact that each leg of McDonald’s three-legged stool is aligned around the Plan to Win and executes consistently under this strategic plan.

●	There is a more detailed description of the McDonald’s System and the Plan to Win in the Governance Committee’s report on our website at www.governance.mcdonalds.com.
●	The potential of abrupt changes in corporate policies based on short-term objectives or perceived “best practices” by activists may unnecessarily disrupt the alignment of the McDonald’s System.

There is a need for Board stability in light of increased hedge fund activism and the uncertain governance environment.
●
In the face of activism aimed at promoting the special interests of a particular shareholder or group of shareholders (which McDonald’s experienced first-hand in late 2005 and early 2006), our Board believes having Directors with the right mix of McDonald’s institutional knowledge, an understanding of our unique business model and broad business experience is key to properly conducting the Board’s oversight role.

●	The appropriate mix of Directors, and the Board’s stability, contribute positively to the Company’s continued ability to provide long-term value for all shareholders.
●
Having staggered terms for Directors ensures that, at any given time, a majority of the Directors will have had the benefit of having at least one full year of experience, with the opportunity to understand the intricacies of the McDonald’s System and management’s long-term strategies for growth.

●
Declassifying the Board would be a fundamental change to our governance structure and more than likely has permanent consequences.  Doing so while the SEC finalizes rules under the Dodd-Frank Act and while the status of proxy access remains unknown is ill-advised.

McDonald’s Board is stable, not entrenched.
●	12 of our 14 Directors are independent (86%).
●	Of the Board’s 14 Directors, 4 have served less than 5 years (one joined in 2011); 5 less than 10 years; and 5 more than 10 years.
●	Since 2002, 13 Directors have left the Board and 14 have joined. (In the same period the Board has elected four CEOs and five COOs.)
●	We have had an independent Chairman since 2004, and for many years prior to that, an independent Lead Director.
●	The Board has a robust Board self-evaluation process and has for many years conducted peer reviews of our individual Directors.
●	We have an exceptionally diverse Board, 7 of our 14 Directors are women or minorities.
●	Our business results show that these thoughtful changes in leadership over the past several years have occurred without disrupting McDonald’s successful performance.

McDonald’s support of its classified Board is not in response to a takeover concern.
●	McDonald’s believes Board stability is an important element of the success of the McDonald’s System; the Board’s classified structure is not to deter a possible takeover attempt.

McDonald’s has a proven track record of responsiveness to shareholders.
●	In 2006, McDonald’s adopted majority voting for uncontested Director elections.
●	In 2006, we adopted a severance cap shortly after the Company’s shareholders voted in favor of it.
●	In 2010, we engaged in outreach to our major shareholders to receive feedback on the Company’s executive compensation practices.
●	We are recommending an annual “say on pay” vote for shareholders going forward.
●
In response to an advisory shareholder proposal receiving a majority vote in 2010, our 2011 proxy includes management proposals to eliminate majority voting provisions from the Company’s Restated Certificate of Incorporation.

●
Our Board has been transparent about its consideration of the issue of board classification, publishing reports on this topic in 2003 and again this year.  The reports can be found on McDonald’s website at www.governance.mcdonalds.com.

Closing on Classified Board Proposal

We hope you will vote AGAINST this proposal.